As filed with the Securities and Exchange Commission on May 16, 2000
                                                      Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933


                               RIMAGE CORPORATION
             (Exact name of registrant as specified in its charter)

            Minnesota                                    41-1577970
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                          7725 Washington Avenue South
                          Minneapolis, Minnesota 55439
                                 (952) 944-8144
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

        Bernard P. Aldrich          Copy to:       Thomas O. Martin, Esq.
      Chief Executive Officer                       Dorsey & Whitney LLP
        Rimage Corporation                         220 South Sixth Street
   7725 Washington Avenue South                     Minneapolis, MN 55402
   Minneapolis, Minnesota 55439                        (612) 340-8706
          (952) 944-8144
 (Name, address, including zip code, and telephone number, including area code, of agent for service)


      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

==============================================================================================
                                                 Proposed         Proposed
        Title of Each             Amount          Maximum          Maximum          Amount of
     Class of Securities           to be      Offering Price      Aggregate       Registration
      to be Registered          Registered      Per Share*     Offering Price*         Fee
----------------------------------------------------------------------------------------------
Common Stock, $.01 par value      625,608         $18.53         $11,592,516          $3,060

==============================================================================================

* Estimated solely for purposes of computing the registration fee and based upon the average of the high and low sales prices for such Common Stock on May 10, 2000, as reported on the Nasdaq National Market.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                   PROSPECTUS

                               RIMAGE CORPORATION

                                   ----------

                                625,608 SHARES OF
                                  COMMON STOCK
                                ($.01 PAR VALUE)

                                   ----------

         This prospectus relates to an aggregate of 625,608 shares of Common Stock, par value $.01 per share, of Rimage Corporation, a Minnesota corporation, that may be sold from time to time by the selling shareholders named on page 8 of this prospectus. We will not receive any proceeds from the sale of the shares. We have agreed to pay the expenses of registration of the shares, including legal and accounting fees.

         The selling shareholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any commissions received by a broker or dealer in connection with resales of the shares may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

         Any or all of the shares may be offered from time to time in transactions on the Nasdaq National Market in brokerage transactions at prevailing market prices or in transactions at negotiated prices.

         The shares offered by this prospectus have not been registered under the blue sky or securities laws of any jurisdiction, and any broker or dealer should assure the existence of an exemption from registration or effectuate such registration in connection with the offer and sale of the shares.

         Our common stock is traded on the Nasdaq National Market under the trading symbol "RIMG". On May 10, 2000, the last sale price of our common stock as reported on the Nasdaq National Market was $17.75 per share.

         THE ACQUISITION AND OWNERSHIP OF THE SHARES OF COMMON STOCK SOLD UNDER THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. THE SHARES SHOULD BE PURCHASED ONLY BY INVESTORS WHO ARE ABLE TO AFFORD THE RISK OF LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS ON PAGE 4."

         Neither the Securities and Exchange commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representative to the contrary is a criminal offense.



                 The date of this prospectus is May ____, 2000.

                               TABLE OF CONTENTS

                                                                            PAGE

Where You Can Find More Information ......................................    3
Incorporation of Certain Documents by Reference...........................    3
Risk Factors..............................................................    4
The Company...............................................................    7
Selling Shareholders......................................................    8
Plan of Distribution......................................................   10
Experts  .................................................................   10
Legal Matters.............................................................   10

                       WHERE YOU CAN FIND MORE INFORMATION

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, and does not contain all the information set forth in the registration statement and exhibits to the registration statement. We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our reports, proxy statements and other information filed can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. A copy of the registration statement is also available on the Commission's EDGAR site on the World Wide Web at: http:\\www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         We "incorporate by reference" into this prospectus the information we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents. We incorporate the documents listed below:

                  (a) our Annual Report on Form 10-K for the year ended December 31, 1999;

                  (b) our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000; and

                  (c) the description of our common stock contained in the Registration Statement on Form S-1 pursuant to Section 12 of the Securities Exchange Act of 1934, and any amendment or report filed for the purpose of updating such description filed subsequent to the date of this prospectus and prior to the termination of the offering described herein.

         We also incorporate by reference any filings we make with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of the offering of the shares. Any statement contained in this prospectus or in a document all or part of which is incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         We will provide you without charge upon the written or oral request, a copy of any or all of the documents incorporated herein by reference (other than certain exhibits to such documents). Requests for such copies should be directed to Chief Executive Officer, Rimage Corporation, 7725 Washington Avenue South, Minneapolis, Minnesota 55439, telephone number (952) 944-8144.

                                  RISK FACTORS

         ACQUIRING AND OWNING THE SHARES OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION APPEARING IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

FLUCTUATIONS IN OUR OPERATING RESULTS MAY MAKE IT DIFFICULT TO PREDICT OUR FUTURE PERFORMANCE

         Our revenues and operating results are difficult to predict and may fluctuate significantly from quarter to quarter. If our quarterly revenues or operating results fall below the expectations of investors or securities analysts, the price of our common stock could fall substantially. Our quarterly revenues and operating results may fluctuate for several reasons, many of which are outside of our control, including (i) demand for our products and services,
(ii) the timing of new product introductions and sales of our products and services, (iii) increased expenses, whether related to sales and marketing, research and development or administration, (iv) general economic conditions; and (v) public announcements by our competitors.

OUR SUCCESS WILL DEPEND ON OUR ABILITY TO UPDATE OUR PRODUCTS

         The computer data storage industry served is subject to rapid technological changes. Both the capacity and size of storage devices has improved dramatically in recent years. Alternate data storage media exist and are under development, including high capacity hard drives, optical disks, and file servers accessible through computer networks, and may affect the usage of CD-R and DVD technology. While we have achieved some success in transitioning our product focus from diskette storage to CD-R and DVD technology, a significant change in the usage of CD-R or DVD-R as storage media in the future would significantly affect sales of our products. In addition, our competitors may develop alternative storage technologies. We expend a significant portion of our revenues on research and development and product enhancement efforts. Our technology, and the products based thereon, may become obsolete by technologies developed by others.

THE INTENSE COMPETITION IN OUR INDUSTRY MAY REDUCE FUTURE SALES AND PROFITS

         The storage technology industry is intensely competitive and rapidly changing. A number of companies offer products similar to our products that target the same markets. Some of our existing competitors, as well as a number of new potential competitors, have larger technical staffs, more established and larger marketing and sales organizations and significantly greater financial resources than us. Such competitors may develop products that are superior to our products or that achieve greater market acceptance. Our future success will depend upon our ability to increase our share of our target markets and to license additional products and product enhancements to existing customers. We may not be able to compete with larger companies that have significantly greater resources and contacts within the industry and our results of operations may suffer.

SOME OF THE COMPONENTS TO OUR PRODUCTS ARE ONLY AVAILABLE FROM A LIMITED NUMBER OF SUPPLIERS

         We have multiple sources for most of the components used in our products. A few components, however, are available only from a limited number of vendors. The inability to obtain such components on a timely basis from such vendors would have a material adverse impact on our ability to fill orders from our customers or, in some cases, to obtain such orders.

OUR SUCCESS DEPENDS ON OUR ABILITY TO PROTECT OUR PROPRIETARY TECHNOLOGY

         We rely heavily on our proprietary hardware designs and technology. Although we use a variety of methods to protect our technology, we rely most heavily on patents and trade secrets. The steps taken by us may not be adequate to deter misappropriation of our technology. In addition, any patents issued to us may be challenged, invalidated or circumvented, or the rights granted under the patent may not provide us a competitive advantage. Furthermore, others may "reverse engineer" our products to determine their method of operation and may introduce competing products. Others may also develop competing technology independently. Any such adverse circumstances could have a material adverse effect on our results of operations.

         As the number of our products increases, the markets in which our products are sold expands, and the functionality of those products grows and overlaps with products offered by competitors, we believe that we may become increasingly subject to infringement claims. Although we do not believe any of our products or proprietary rights infringe the rights of third parties, infringement claims may be asserted against us in the future and any claims may require us to enter into royalty arrangements or result in costly litigation.

OUR SUCCESS DEPENDS ON OUR ABILITY TO HIRE AND RETAIN KEY PERSONNEL AND MANAGEMENT.

         Our operations are materially dependent upon the services of Bernard P. Aldrich, President, Chief Executive Officer and Chief Financial Officer, and David J. Suden, Chief Technical Officer. The loss of the services of Mr. Aldrich or Mr. Suden would materially and adversely affect our business. We do not have employment agreements or "key man" life insurance on Mr. Aldrich and Mr. Suden and have no plans to obtain such agreements or insurance.

SIGNIFICANT FLUCTUATION IN THE MARKET PRICE OF OUR COMMON STOCK COULD RESULT IN SECURITIES LITIGATION AGAINST US

         In the past, securities class action litigation has been brought against publicly held companies following periods of volatility in the price of their securities. If we were subject to such litigation due to volatility in our stock price, we may incur substantial costs. Such litigation could divert the attention of our senior management away from our business, which could have a material adverse effect on our business, operating results and financial condition. The market price of our common stock may be affected by many factors, some of which are outside of our control, including (i) variations in quarterly operating results, (ii) changes in estimates by securities analysts, (iii) changes in market valuations of companies in the industry, (iv) announcements by us of significant events, such as major sales, acquisitions of businesses or losses of major customers, (v) additions or departures of key personnel and (vi) sales of our equity securities.

WE CAN ISSUE SHARES OF COMMON OR PREFERRED STOCK WITHOUT SHAREHOLDER APPROVAL, WHICH COULD ADVERSELY AFFECT THE RIGHTS OF THE HOLDERS OF OUR COMMON STOCK

         Our articles of incorporation currently authorize our Board of Directors, without shareholder approval, to issue up to 10,000,000 shares of capital stock, which may be either preferred stock or common stock. The Board of Directors may issue stock in one or more classes or series from time to time and with such provisions as are determined by the Board of Directors prior to issuance of any particular class or series. The issuance of stock with rights and preferences determined by the Board of Directors could dilute the stock ownership of, or adversely affect the rights of, holders of the Common Stock, including voting rights. The existence of the undesignated shares could have the effect of discouraging an attempt to acquire control of our company.

NO DIVIDENDS

         We have never paid or declared a dividend on our capital stock and do not anticipate doing so for the foreseeable future.

                               RIMAGE CORPORATION

         We design, manufacture and market our CD recordable, or CD-R, and DVD duplication and production equipment. Our Producer line of CD-R production systems provides turnkey premastering, recording and label printing in a single machine that may be used alone or on a network to allow the user to record and label large volumes of digital information for information distribution, archiving and other applications. Our Perfect Image CD Printer and Autoprinter are fast, affordable manual and unattended systems for professional quality printing on the surface of both CDs and DVDs.

         We were incorporated as IXI, Inc. in Minnesota in February 1987 and changed our name to Rimage Corporation in April 1988. We acquired the assets of a company that produced diskette duplication equipment in 1987 and of a California-based manufacturer of duplication equipment in 1988 and our operations through 1995 consisted primarily of the design, manufacture and sale of diskette and tape duplication equipment. In 1992, we created a formal presence in Europe, forming Rimage Europe GmbH as a wholly-owned subsidiary to conduct sales and service. In December 1993, We acquired Duplication Technology, Inc., a company located in Boulder, Colorado that manufactures tape and CD-R duplication equipment and provides duplication services. In September 1994, we acquired a company in California, Knowledge Access International, which provided customized browser and archiving software. We formed a separate division in early 1996, Rimage Optical Systems, to act as a distributor of CD-ROM stamping presses manufactured by a European company.

         In September 1995 we acquired Dunhill Software Services, Inc., an affiliated corporation that was formed in 1988 and that offered diskette duplication and production services. Dunhill was merged into our company and, together with a portion of Duplication Technology, represents most of our Services Division operations. We operated in two divisions: 1) Systems and 2) Services, until June1999, at which time our Services Division was discontinued.

         In early 1997, we shutdown Knowledge Access and ceased operations of our Optical Systems division. During the third quarter of 1998, we ceased operations of our Bloomington, Minnesota Service Division (previously known as Dunhill Software Services, Inc.) and sold the equipment and inventory associated with its operations. Also on June 30, 1999, we ceased operations of our subsidiary in Boulder, Colorado and sold all of the assets associated with its operations. These changes, together with increased distribution and market acceptance of our CD-R products, resulted in record earnings for the 1999 calendar year.

         Our operations during the past five years have been affected by the timing of the foregoing acquisitions and subsequent phasing out of unprofitable operations, new product introductions and the expenses associated with development of such new products, by changes in preferred formats for media storage, and by increasing competition in the services businesses. The shift from diskette to CD-R storage technologies precipitated the introduction of our new CD-R products in 1995. These new CD-R products continued to generate significant sales increases in 1997, 1998 and 1999.

                              SELLING SHAREHOLDERS

         As previously disclosed on our Current Report on Form 8-K, dated March 1, 2000, we acquired all of the outstanding shares of common stock of Cedar Technologies, Inc. on March 1, 2000. In connection with the acquisition, each share of common stock of Cedar Technologies was exchanged for .4838106 shares of our common stock and each outstanding option and warrant to purchase common stock of Cedar Technologies was exchanged for an option or warrant to purchase shares of our common stock based on the same exchange ratio. The shares offered by this prospectus represents the shares or warrants issued by us in connection with the acquisition. The Selling Shareholders listed below are the former shareholders of Cedar Technologies.

         The following table sets forth certain information with respect to the beneficial ownership of our common stock by the Selling Shareholders as of May 10, 2000, and as adjusted to reflect the sale of shares pursuant to this prospectus.

                                                                            Number of     Maximum
                                                                             shares      Number of
                                                                            Underling    Shares to      Number of
                                                              Number of     Warrants      be Sold        Shares
                                                            Shares Owned      Owned       Pursuant        Owned
                                                              Prior to      Prior to      to this        After
Name                                                          Offering      Offering     Prospectus    Offering(1)
-------------------------------------------------------     ------------    ---------    ----------    -----------
Paul Benton                                                                      724          724
BJB, Inc.                                                      71,845                      71,845             0
Nolan L. Bjorge                                                 3,265          1,813        5,078             0
Bob Inc.                                                       16,328         18,142       34,470             0
Mark C. Bruce                                                   3,265                       3,265             0
Patrick J. Codute                                               3,265                       3,265             0
Henry Deyle                                                     3,917                       3,917             0
David Dovenberg                                                                1,087        1,087
Dan Elling                                                                    29,028       29,028
Jay Friedrichs                                                  4,897                       4,897             0
Brad Friedrichs                                                 1,632                       1,632             0
Carol Friedrichs                                                3,265                       3,265             0
Jeffrey Friedrichs                                              1,632                       1,632             0
Craig W. Funk                                                   8,163                       8,163             0
Bob Gearou                                                     16,328         18,142       34,470             0
Cossette Y. Guertin                                             2,285                       2,285             0
Vincent R. Guertin                                              2,285          1,813        4,098             0
Ira Hackner                                                     3,265                       3,265             0
Robert B. Herling                                               1,632                       1,632             0
Dorothy Holst                                                   1,632                       1,632             0
Industricorp & Co., Inc. FBO Gunderson Sales Keogh Plan         3,265                       3,265             0
Don F. Jeske                                                    6,367                       6,367             0
Kevin Karpesh                                                                  1,813        1,813
Robert D. Keller                                                  978                         978             0
Kevin C. Koempel, IRA                                           4,897                       4,897             0
John Kubinski                                                  40,821         18,142       58,963             0
Dennis Lee & Jodi B. Larson, JTWROS                             3,265                       3,265             0
MICROBOARDS Technology, Inc.                                   40,821                      40,821             0
Joseph Novagratz                                               65,314         21,771       87,085             0
S. R. Penn, Jr.                                                16,328                      16,328             0
John & Dayla Quest                                              1,632                       1,632             0
Holly F. & Jeffrey D. Schramm, JTWROS                             815                         815             0
Alden E. Schultz                                                  815          1,813        2,628             0
Stan J. & Mary Jane Schuster, JTWROS                              978                         978             0
Brad Severson                                                                  3,628        3,628
C&S Smith TTEES; Nat'l Nursing Review PPS Plan U/A 3/1/77       8,490                       8,490             0
Mike Swinford                                                  62,048          3,628       62,048             0
William Thompson                                                3,265                       3,265             0

Roger Thorkelson                                                1,632                       1,632             0
Peter H. Tracy                                                  3,624                       3,624             0
Gary G. Troyer & Leslie J. Troyer, JTWROS                      20,410         22,678       20,410             0
William L. Vangen                                              13,062                      13,062             0
Elizabeth Wicklund                                                            33,658       33,658
                                                          -----------    -----------   ----------    ----------

                                                              447,728        177,880      625,608             0





--------------
(1)  Assumes the sale of all shares covered by this prospectus.

                              PLAN OF DISTRIBUTION

         The shares will be offered and sold by the selling shareholders for their own account. We will not receive any proceeds from the sale of the shares pursuant to this prospectus. We have agreed to pay the expenses of registration of the shares, including legal and accounting fees.

         The shares offered hereby may be sold by the selling shareholders, from time to time in transactions on the Nasdaq National Market, in brokerage transactions at prevailing market prices or in transactions at negotiated prices. Sales may be made to or through brokers or dealers who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of shares for whom such brokers or dealers may act as agent or to whom they may sell as principal, or both. As of the date of this prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and the selling shareholders.

         The selling shareholders and any broker-dealer or agents that participate with the selling shareholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

                                     EXPERTS

         Our consolidated financial statements incorporated herein and in the registration statement by reference to our Annual Report on Form 10-K have been audited by KPMG LLP, independent certified public accountants, as indicated in their report included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS

         The validity of the shares offered hereby has been passed upon for us by Dorsey & Whitney LLP, 220 South Sixth Street, Minneapolis, Minnesota 55402.

================================================================================

    No dealer, salesperson or any other
person has been authorized to give any
information or to make any representations
other than those contained in this                    625,608 Shares
prospectus, and, if given or made, such
information or representations must not be
relied upon as having been authorized by
the Company, any Selling Shareholders or
any other person. This Prospectus does not
constitute an offer to sell or a                    RIMAGE CORPORATION
solicitation of an offer to buy to any
person in any jurisdiction in which such
offer or solicitation would be unlawful or
to any person to whom it is unlawful.
Neither the delivery of this prospectus
nor any offer or sale made hereunder                   Common Stock
shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that the information contained herein is correct as of any time subsequent to the date hereof.

                ----------
                                                       ------------

            TABLE OF CONTENTS                           PROSPECTUS

                                    Page               ------------
                                    ----

Where you can
   Find More Information.............. 3
Incorporation of Certain
   Documents By Reference............. 3
Risk Factors.......................... 4
Rimage Corporation.................... 7
Selling Shareholders.................. 8
Plan of Distribution..................10
Experts...............................10
Legal Matters.........................10
                                                      May ___, 2000

================================================================================

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                SEC Registration Fee........................$       315
                Accounting Fees and Expenses................$     2,000
                Legal Fees and Expenses.....................$     7,000
                Miscellaneous...............................$       685
                Total.......................................$    10,000

         All fees and expenses other than the Securities and Exchange Commission registration fee are estimated. The expenses listed above will be paid by Rimage Corporation.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person (1) has not been indemnified therefor by another organization or employee benefit plan; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person's official capacity for the corporation or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person's official capacity for other affiliated organizations. The Bylaws of Rimage provide that Rimage shall indemnify officers and directors to the extent permitted by Section 302A.521 as now enacted or hereafter amended.

         Rimage also maintains an insurance policy or policies to assist in funding indemnification of directors and officers for certain liabilities.

ITEM 16. LIST OF EXHIBITS

         5        Opinion of Dorsey & Whitney LLP

         23.1     Consent of KPMG LLP

         23.2 Consent of Dorsey & Whitney LLP (included in Exhibit 5 to this Registration Statement)

ITEM 17. UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in the information set forth in the registration statement;

         Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on May 15, 2000.

                                       RIMAGE CORPORATION

                                       By  /s/ Bernard P. Aldrich
                                         ---------------------------------------
                                         Bernard P. Aldrich
                                         Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Bernard P. Aldrich and Robert M. Wolf, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his or her behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments and post-effective amendments to this Registration Statement, and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto, and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his or her substitutes, shall do or cause to be done by virtue hereof.

Signature                     Date            Title
---------                     ----            -----

 /s/ Bernard P. Aldrich       May 15, 2000    President, Chief Executive Officer
--------------------------                    and Director (principal executive
Bernard P. Aldrich                            and financial officer)

 /s/ David J. Suden           May 15, 2000    Chief Technical Officer
--------------------------                    and Director
David J. Suden

 /s/ Robert M. Wolf           May 15, 2000    Treasurer
--------------------------                    (principal accounting officer)
Robert M. Wolf

 /s/ James L. Reissner        May 15, 2000    Director
--------------------------
James L. Reissner

 /s/ Ronald R. Fletcher       May 15, 2000    Director
--------------------------
Ronald R. Fletcher

 /s/ Richard F. McNamara      May 15, 2000    Director
--------------------------
Richard F. McNamara

 /s/ George E. Kline          May 15, 2000    Director
--------------------------
George E. Kline

                                  EXHIBIT INDEX

EXHIBIT      DESCRIPTION OF DOCUMENT                          METHOD OF FILING
-------      -----------------------                          ----------------

5            Opinion of Dorsey & Whitney LLP                  Filed Herewith

23.1         Consent of KPMG LLP                              Filed Herewith

23.2         Consent of Dorsey & Whitney LLP
             (included in Exhibit 5)